Exhibit 99.1

Newmont Goldcorp Announces Third Quarter 2019 Results

DENVER--(BUSINESS WIRE)--November 5, 2019--Newmont Goldcorp Corporation (NYSE: NEM, TSX: NGT) (Newmont Goldcorp or the Company) today announced third quarter 2019 results.

  Net income: Delivered GAAP net income from continuing operations attributable to Newmont Goldcorp stockholders of $2,226 million or $2.71 per diluted share; delivered adjusted net income1 of $292 million or $0.36 per diluted share, an increase of $0.03 compared to the prior year quarter
  EBITDA: Generated $1,079 million in adjusted EBITDA2, an increase of 70 percent from the prior year quarter
  Cash flow: Reported consolidated cash flow from continuing operations of $793 million and free cash flow3 of $365 million, an increase of 85 percent and 137 percent over the prior year quarter, respectively
  Gold costs applicable to sales (CAS)4: Reported CAS of $733 per ounce, an increase of 6 percent over the prior year quarter
  Gold all-in sustaining costs (AISC)5: Reported AISC of $987 per ounce, an increase of 10 percent over the prior year quarter
  Attributable gold production: Produced 1.64 million ounces of gold, an increase of 28 percent over the prior year quarter
  Portfolio improvements: Closed the Nevada Gold Mines joint venture; divested the Nimba iron ore project in Guinea; announced process to review potential sale opportunities for Red Lake in Canada; achieved commercial production at the Borden mine in Canada, Ahafo Mill Expansion in Ghana, and Quecher Main in Peru; advanced Tanami Expansion 2 to execution
  Financial strength: Ended the quarter with $2.7 billion of consolidated cash and net debt of $4.8 billion, supporting an investment-grade credit profile; declared a third quarter dividend of $0.14 per share
  Outlook: 2019 attributable production of 6.3 million ounces, CAS at $715 per ounce and AISC at $965 per ounce

“Newmont Goldcorp generated $1,079 million in adjusted EBITDA and $365 million in free cash flow for the third quarter, building momentum for an even stronger fourth quarter,” said Tom Palmer, President and Chief Executive Officer. “We expect to deliver $240 million in annual run-rate improvements by the end of 2019 and exceed our initial synergy targets from the Goldcorp acquisition. We also continued to strengthen our portfolio and advance profitable growth by bringing on Borden, the Ahafo Mill Expansion and Quecher Main on time and within budget.”

Third Quarter 2019 Summary Results

Net income (loss) from continuing operations attributable to Newmont stockholders for the quarter was $2,226 million or $2.71 per diluted share, an increase of $2,387 million from the prior year quarter primarily due to the gain recognized on the formation of Nevada Gold Mines as well as higher production and realized gold prices.

Adjusted net income was $292 million or $0.36 per diluted share, compared to $175 million or $0.33 per diluted share in the prior year quarter. The adjustments to net income of $2.35 primarily related to a gain on the formation of Nevada Gold Mines, transaction costs associated with the Newmont Goldcorp transaction, tax and valuation allowance adjustments, changes in the fair value of investments, and reclamation and remediation charges.

Revenue rose 57 percent to $2,713 million for the quarter primarily due to higher realized gold prices and higher sales volumes, including a full quarter from the Goldcorp assets.

Average realized price6 for gold was $1,476, an increase of $275 per ounce over the prior year quarter; average realized price for copper was $2.37, a decrease of $0.13 per pound over the prior year quarter; average realized price for silver, lead and zinc were $17.18 per ounce, $0.84 per pound and $0.81 per pound, respectively.

Gold CAS increased 29 percent to $1,232 million for the quarter due to a full quarter of costs included from the Goldcorp assets. Gold CAS per ounce increased 6 percent from the prior year quarter to $733 per ounce primarily due to gold price-related royalties, and higher unit costs at Peñasquito and Red Lake, partially offset by higher ounces sold and lower stockpile and leachpad inventory adjustments.

Gold AISC increased 10 percent to $987 per ounce for the quarter primarily due to higher gold CAS per ounce and higher sustaining capital spend.

Attributable gold production7 increased 28 percent to 1.64 million ounces for the quarter primarily due to new production from the Goldcorp assets and higher grades at Ahafo, partially offset by lower grades at KCGM, Boddington, Yanacocha and Merian.

Attributable gold equivalent ounce (GEO) production from other metals increased to 236 thousand ounces primarily due to new silver, lead and zinc production from Peñasquito, partially offset by the classification of copper as a by-product following the formation of Nevada Gold Mines and lower copper grades at Boddington. CAS from other metals totaled $160 million for the quarter. CAS per GEO increased 5 percent to $747 per ounce primarily due to an unfavorable strip ratio and higher mill maintenance costs at Boddington in Australia. AISC per GEO increased 33 percent to $1,155 per ounce primarily due to higher sustaining capital spend, higher treatment and refining costs and higher CAS per GEO.

Capital expenditures8 rose by 56 percent to $428 million, primarily due to increased sustaining capital investment from a full quarter with the Goldcorp assets and higher spending for growth projects, including Quecher Main, Ahafo Mill Expansion, Tanami Expansion 2, Yanacocha Sulfides, and Ahafo North.

Consolidated operating cash flow from continuing operations increased 85 percent from the prior year quarter to $793 million due to higher realized gold prices and inclusion of sales from the Goldcorp assets, partially offset by costs related to the Newmont Goldcorp transaction. Free cash flow also increased to $365 million for the quarter, primarily due to higher operating cash flow, partially offset by higher capital expenditures.

Balance sheet ended the quarter with $2.7 billion of consolidated cash and a leverage ratio of 1.4x net debt to pro forma adjusted EBITDA9, issued $700 million of 2.800 percent Senior Notes due 2029 and retired $626 million of 5.125 percent Senior Notes due 2019 on October 1.

Corporate update

Nevada Gold Mines joint venture: On July 1, 2019, Newmont Goldcorp and Barrick Gold Corporation consummated the transaction establishing Nevada Gold Mines LLC (NGM). NGM is owned 38.5 percent by Newmont Goldcorp and owned 61.5 percent and operated by Barrick. The formation of NGM diversifies the Company’s footprint in Nevada and allows Newmont Goldcorp to benefit from additional efficiencies through integrated mine planning and processing. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM. Third quarter EBITDA for NGM was $234 million. Attributable gold production was 344 thousand ounces with CAS of $701 per ounce and AISC of $920 per ounce.

Projects update

Newmont Goldcorp’s capital-efficient project pipeline supports stable production with improving margins and mine life. Near-term development capital projects and recently completed projects are presented below. Funding for Musselwhite Materials Handling has been approved and the project is in execution. Additional projects not listed below represent incremental improvements to production and cost guidance. Internal rates of return (IRR) on these projects are calculated at a $1,200 gold price.

  Quecher Main (South America) adds oxide production at Yanacocha, leverages existing infrastructure and enables potential future growth at Yanacocha. First production was achieved in late 2018 and commercial production was declared on October 31, 2019. Quecher Main extends the life of the Yanacocha operation to 2027 with average annual gold production of approximately 200,000 ounces per year between 2020 and 2025 (100 percent basis). During the same period, incremental CAS is expected to be between $750 and $850 per ounce and AISC between $900 and $1,000 per ounce. The full project, including future leach pad expansions, is expected to be completed for approximately $275 million10 of development capital which is below the Company’s initial estimate. The project IRR is expected to be 15 percent.
  Ahafo Mill Expansion (Africa) is designed to maximize resource value by improving production margins and accelerating stockpile processing. The project also supports profitable development of Ahafo’s highly prospective underground resources. First production was achieved in September 2019 and commercial production was declared on October 15, 2019. The expansion is expected to increase average annual gold production by between 75,000 and 100,000 ounces per year for the first five years beginning in 2020. Capital cost for the project was approximately $175 million. The project IRR is expected to be more than 20 percent.
  Borden, North America (North America) is a new underground mine expected to extend profitable production at the Porcupine complex. Commercial production was declared on October 1, 2019.
  Musselwhite Materials Handling (North America) improves material movement from Musselwhite’s two main zones below Lake Opapimiskan. An underground shaft will hoist ore from the underground crushers, reducing haulage distances and ventilation costs. The Company expects the project to be fully operational in mid-2020 after development progress was impacted by the conveyor fire at Musselwhite.
[1]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[2]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[3]	Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
[4]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[5]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[6]	Non-GAAP measure. See end of this release for reconciliation to Sales.
[7]	Attributable gold production includes 94,000 ounces from the Company’s equity method investment in Pueblo Viejo (40%)
[8]	Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.
[9]	Non-GAAP measure. See end of this release for reconciliation.
[10]

The Quecher Main project has incurred development capital costs of approximately $185 million through October 31, 2019, and will complete Phase 3 and 4 of the leach pad expansion over the next 3 years with a remaining capital investment of approximately $90 million.

Outlook

Newmont Goldcorp’s 2019 outlook reflects a full-year of Newmont operated assets and the Goldcorp assets from April 18, 2019. The Company does not include development projects that have not yet been funded or reached execution stage in the outlook below, which represents upside to guidance. The Nevada guidance includes the Company’s owned and operated Nevada assets through June 30, 2019, and has been updated to reflect the Company’s ownership interest in Nevada Gold Mines for July 1, 2019 to December 31, 2019. Longer term guidance is expected to be updated on December 2, 2019.

Attributable gold production is expected to be 6.3 million ounces in 2019. Production is fourth quarter weighted with the completion of the Ahafo Mill Expansion in Africa, the Borden project in Canada and higher grades expected at Cerro Negro, Éléonore, and Tanami.

  North America production is expected to be 1.1 million ounces in 2019. The outlook includes the impact from the blockades at Peñasquito, the conveyor fire at Musselwhite, installation of additional safety controls at Red Lake, and lower grades in the third quarter at Éléonore.
  South America production is expected to be 1.3 million ounces in 2019 with a strong fourth quarter as Cerro Negro reaches higher grades from the Eureka and Mariana Norte zones.
  Australia production is expected to be 1.4 million ounces in 2019 reflecting the impact of current mining restrictions at KCGM.
  Africa production is expected to be 1.1 million ounces in 2019 with a full year of production from Subika Underground, higher grades from Subika open pit and improved mill throughput in the second half of the year with completion of the Ahafo Mill Expansion project.
  Nevada production is expected to be 1.5 million ounces in 2019, which has been updated to reflect Nevada Gold mines for the second half of 2019.

Gold cost outlook – CAS is expected to be $715 per ounce and AISC is expected to be $965 per ounce in 2019.

  North America CAS is expected to be $895 per ounce and AISC is expected to be $1,210 per ounce in 2019. The outlook includes the impact from the blockades at Peñasquito, the conveyor fire at Musselwhite, installation of additional safety controls at Red Lake, and lower grades in the third quarter at Éléonore.
  South America CAS is expected to be $630 per ounce and AISC is expected to be $785 per ounce in 2019.
  Australia CAS is expected to be $740 per ounce in 2019 and AISC is expected to be $920 in 2019 and has been updated to reflect improved unit costs at Boddington.
  Africa CAS is expected to be $585 per ounce in 2019 and AISC is expected to be $770 per ounce in 2019.
  Nevada CAS is expected to be $750 per ounce in 2019 and AISC is expected to be $945 per ounce in 2019, which has improved with the inclusion of Nevada Gold Mines for the second half of 2019.

Co-product GEOs – Attributable production is expected to be 625,000 GEOs in 2019, which includes silver, zinc, and lead production from Peñasquito, and copper production from Boddington and from Phoenix through June 30, 2019 prior to the formation of Nevada Gold Mines. CAS is expected to be $820 per GEO and AISC is expected to be $1,190 per GEO in 2019.

Capital – Total consolidated capital is expected to be $1,530 million for 2019. Development capital of $550 million in 2019 includes investments in the Borden and Musselwhite Materials Handling projects in North America, Quecher Main in South America, Ahafo Mill Expansion in Africa, and Tanami Power Project in Australia, and expenditures to advance studies for future projects. Sustaining capital is expected to be $980 million for 2019 and includes the Awonsu layback and investments to cover infrastructure, equipment and ongoing mine development.

Consolidated expense outlook – The Company’s 2019 outlook for general & administrative costs has been lowered to $315 million, which includes a faster realization of synergies from the Goldcorp integration. Interest expense is expected to be $280 million and investment in exploration and advanced projects is expected to be $415 million in 2019 and has been updated to reflect Nevada Gold Mines. Guidance for depreciation and amortization in 2019 is expected to be $2,050 million.

Assumptions – Newmont Goldcorp’s outlook assumes $1,200 per ounce gold price, $16 per ounce silver price, $2.50 per pound copper price, $1.05 per pound zinc price, $0.90 per pound lead price, $0.70 USD/AUD exchange rate, $0.77 USD/CAD exchange rate, and $65 per barrel WTI oil price.

2019 Outlooka

2019 Outlook +/- 5%	Consolidated Production	Attributable Production	Consolidated CAS	Consolidated All-in Sustaining Costs[b]	Consolidated Sustaining Capital Expenditures	Consolidated Development Capital Expenditures
	(Koz, GEO Koz)	(Koz, GEO Koz)	($/oz)	($/oz)	($M)	($M)
North America	1,060	1,060	895	1,210	305	125
South America	1,375	1,295	630	785	120	185
Australia	1,420	1,420	740	920	195	65[c]
Africa	1,105	1,105	585	770	125	110
Nevada	1,470	1,470	750	945	225	50
Total Gold[d]	6,400	6,300	715	965	980[e]	550[e]

Total Co-products	625	625	820	1,190

2019 Consolidated Expense Outlook ($M)
General & Administrative	315
Interest Expense	280
Depreciation and Amortization	2,050
Advanced Projects & Exploration	415
Adjusted Tax Rate[f,g]	34%-39%
[a]

2019 outlook projections used in this presentation are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of November 5, 2019. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2019 Outlook assumes $1,200/oz Au, $16/oz Ag, $2.50/lb Cu, $1.05/lb Zn, $0.90/lb Pb, $0.70 USD/AUD exchange rate, $0.77 USD/CAD exchange rate and $65/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Estimates include the impact of the Newmont Goldcorp transaction and the impact of the Nevada Gold Mines joint venture which closed on July 1, 2019. 2019 Nevada outlook includes the Company’s owned and operated Nevada assets through June 30, 2019, and has been updated to reflect the Company’s ownership interest in Nevada Gold Mines for July 1, 2019 to December 31, 2019. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary note at the end of this release.

[b]	All-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2019 CAS outlook.
[c]	Includes finance lease payments related to the Tanami Power Project paid over a 10 year term beginning in 2019.
[d]	Attributable gold production outlook includes the Company’s equity investment (40%) in Pueblo Viejo but does not include other equity investments.
[e]	Total development capital includes ~$15 million of corporate and other spend and total sustaining capital includes ~$10 million of corporate and other spend.
[f]	The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
[g]

Assuming average prices of $1,300 per ounce for gold, $16 per ounce for silver, $2.75 per pound for copper, $0.90 per pound for lead, and $1.05 per pound for zinc and achievement of current production and sales volumes and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2019 will be between 34%-39%.

	Three Months Ended September 30,			Nine Months Ended September 30,
Operating Results	2019	2018	% Change	2019	2018	% Change
Attributable Sales (koz)
Attributable gold ounces sold	1,578	1,270	24%	4,352	3,648	19%
Attributable gold equivalent ounces sold	213	60	255%	357	177	102%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,476	$1,201	23%	$1,370	$1,271	8%
Average realized copper price	$2.37	$2.50	(5)%	$2.59	$2.79	(7)%
Average realized silver price	$17.18	$—	—%	$16.23	$—	—%
Average realized lead price	$0.84	$—	—%	$0.81	$—	—%
Average realized zinc price	$0.81	$—	—%	$0.81	$—	—%

Attributable Production (koz)
North America	325	82	296%	657	217	203%
South America	275	178	54%	720	463	56%
Australia	339	385	(12)%	1,038	1,142	(9)%
Africa	267	212	26%	775	621	25%
Nevada	344	429	(20)%	1,102	1,214	(9)%
Pueblo Viejo (40%)[1]	94	—	—%	169	—	—%
Total Gold	1,644	1,286	28%	4,461	3,657	22%

North America	203	—	—%	256	—	—%
Australia	33	40	(18)%	104	132	(21)%
Nevada	—	16	(100)%	35	48	(27)%
Total Gold Equivalent Ounces	236	56	321%	395	180	119%

CAS Consolidated ($/oz, $/GEO)
North America	$945	$825	15%	$976	$710	37%
South America	$669	$636	5%	$638	$704	(9)%
Australia	$768	$691	11%	$749	$703	7%
Africa	$563	$505	11%	$586	$670	(13)%
Nevada	$711	$799	(11)%	$761	$803	(5)%
Total Gold	$733	$691	6%	$733	$729	1%
Total Gold (by-product)	$691	$671	3%	$717	$705	2%

North America	$756	$—	—%	$980	$—	—%
Australia	$758	$675	12%	$819	$727	13%
Nevada	$—	$861	(100)%	$750	$886	(15)%
Total Gold Equivalent Ounces	$747	$713	5%	$908	$768	18%

AISC Consolidated ($/oz)
North America	$1,276	$927	38%	$1,290	$863	49%
South America	$841	$822	2%	$803	$870	(8)%
Australia	$944	$811	16%	$911	$832	9%
Africa	$741	$679	9%	$776	$818	(5)%
Nevada	$915	$969	(6)%	$956	$982	(3)%
Total Gold	$987	$895	10%	$974	$937	4%
Total Gold (by-product)	$997	$882	13%	$986	$920	7%

North America	$1,226	$—	—%	$1,471	$—	—%
Australia	$907	$803	13%	$966	$865	12%
Nevada	$—	$1,114	(100)%	$894	$1,095	(18)%
Total Gold Equivalent Ounces	$1,155	$867	33%	$1,259	$924	36%
[1]	Represents attributable gold from the Company’s equity method investment in Pueblo Viejo (40%). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

NEWMONT GOLDCORP CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Sales	$2,713	$1,726	$6,773	$5,205

Costs and expenses
Costs applicable to sales (1)	1,392	995	3,736	2,989
Depreciation and amortization	548	299	1,347	879
Reclamation and remediation	62	31	165	96
Exploration	88	48	198	142
Advanced projects, research and development	43	37	102	107
General and administrative	84	59	224	181
Impairment of long-lived assets	3	366	4	366
Other expense, net	35	5	239	29
	2,255	1,840	6,015	4,789
Other income (expense):
Gain on formation of Nevada Gold Mines	2,366	—	2,366	—
Other income, net	31	37	166	197
Interest expense, net of capitalized interest	(77)	(51)	(217)	(153)
	2,320	(14)	2,315	44
Income (loss) before income and mining tax and other items	2,778	(128)	3,073	460
Income and mining tax benefit (expense)	(558)	(3)	(703)	(126)
Equity income (loss) of affiliates	32	(9)	53	(25)
Net income (loss) from continuing operations	2,252	(140)	2,423	309
Net income (loss) from discontinued operations	(48)	16	(100)	56
Net income (loss)	2,204	(124)	2,323	365
Net loss (income) attributable to noncontrolling interests	(26)	(21)	(83)	(26)
Net income (loss) attributable to Newmont stockholders	$2,178	$(145)	$2,240	$339

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$2,226	$(161)	$2,340	$283
Discontinued operations	(48)	16	(100)	56
	$2,178	$(145)	$2,240	$339
Net income (loss) per common share
Basic:
Continuing operations	$2.72	$(0.31)	$3.30	$0.53
Discontinued operations	(0.06)	0.04	(0.14)	0.11
	$2.66	$(0.27)	$3.16	$0.64
Diluted:
Continuing operations	$2.71	$(0.31)	$3.30	$0.53
Discontinued operations	(0.06)	0.04	(0.14)	0.10
	$2.65	$(0.27)	$3.16	$0.63

(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT GOLDCORP CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Operating activities:
Net income (loss)	$2,204	$(124)	$2,323	$365
Adjustments:
Depreciation and amortization	548	299	1,347	879
Stock-based compensation	22	19	76	57
Reclamation and remediation	56	24	151	85
Loss (income) from discontinued operations	48	(16)	100	(56)
Deferred income taxes	435	(81)	422	(100)
Impairment of long-lived assets	4	366	4	366
Gain on asset and investment sales, net	1	(1)	(32)	(100)
Gain on formation of Nevada Gold Mines	(2,366)	—	(2,366)	—
Write-downs of inventory and stockpiles and ore on leach pads	4	62	108	220
Other operating adjustments	(13)	37	(56)	46
Net change in operating assets and liabilities	(150)	(157)	(409)	(667)
Net cash provided by (used in) operating activities of continuing operations	793	428	1,668	1,095
Net cash provided by (used in) operating activities of discontinued operations	(2)	(3)	(7)	(8)
Net cash provided by (used in) operating activities	791	425	1,661	1,087
Investing activities:
Additions to property, plant and mine development	(428)	(274)	(1,033)	(763)
Acquisitions, net (1)	6	(99)	127	(138)
Purchases of investments	(8)	(11)	(94)	(17)
Return of investment from an equity method investee	3	—	83	—
Proceeds from sales of investments	3	1	59	16
Proceeds from sales of other assets	—	18	29	23
Other	(14)	(2)	12	(5)
Net cash provided by (used in) investing activities	(438)	(367)	(817)	(884)
Financing activities:
Repayment of debt	—	—	(1,250)	—
Dividends paid to common stockholders	(109)	(76)	(775)	(226)
Proceeds from issuance of debt, net	690	—	690	—
Distributions to noncontrolling interests	(44)	(38)	(137)	(107)
Funding from noncontrolling interests	29	25	75	77
Payments for withholding of employee taxes related to stock-based compensation	(3)	—	(48)	(39)
Payments on lease and other financing obligations	(11)	—	(37)	(3)
Proceeds from sale of noncontrolling interests	—	—	—	48
Repurchases of common stock	—	(26)	—	(96)
Other	(22)	—	(24)	—
Net cash provided by (used in) financing activities	530	(115)	(1,506)	(346)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	(2)	(4)	(4)
Net change in cash, cash equivalents and restricted cash	881	(59)	(666)	(147)
Cash, cash equivalents and restricted cash at beginning of period	1,942	3,210	3,489	3,298
Cash, cash equivalents and restricted cash at end of period	$2,823	$3,151	$2,823	$3,151

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$2,712	$3,068	$2,712	$3,068
Restricted cash included in Other current assets	19	1	19	1
Restricted cash included in Other noncurrent assets	92	82	92	82
Total cash, cash equivalents and restricted cash	$2,823	$3,151	$2,823	$3,151
(1)

Acquisitions, net for the three and nine months ended September 30, 2019 is comprised of cash, cash equivalents and restricted cash acquired, net of cash paid, in the Newmont Goldcorp transaction of $- and $121, respectively, and restricted cash acquired in the formation of Nevada Gold Mines of $6 and $6, respectively. In the 2018 periods, Acquisitions, net is comprised of mineral interest acquisitions, primarily Galore Creek.

.

NEWMONT GOLDCORP CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At September 30,	At December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$2,712	$3,397
Trade receivables	383	254
Investments	157	48
Inventories	1,102	630
Stockpiles and ore on leach pads	760	697
Other current assets	584	251
Current assets	5,698	5,277
Property, plant and mine development, net	26,197	12,258
Investments	3,295	271
Stockpiles and ore on leach pads	1,521	1,866
Deferred income tax assets	440	401
Goodwill	3,078	58
Other non-current assets	534	584
Total assets	$40,763	$20,715

LIABILITIES
Debt	$626	$626
Accounts payable	532	303
Employee-related benefits	356	305
Income and mining taxes payable	132	71
Lease and other financing obligations	97	27
Other current liabilities	868	455
Current liabilities	2,611	1,787
Debt	6,139	3,418
Lease and other financing obligations	600	190
Reclamation and remediation liabilities	3,441	2,481
Deferred income tax liabilities	2,965	612
Employee-related benefits	454	401
Silver streaming agreement	1,069	—
Other non-current liabilities	1,000	314
Total liabilities	18,279	9,203

Contingently redeemable noncontrolling interest	49	47

EQUITY
Common stock	1,317	855
Treasury stock	(118)	(70)
Additional paid-in capital	18,460	9,618
Accumulated other comprehensive income (loss)	(265)	(284)
Retained earnings	2,036	383
Newmont stockholders' equity	21,430	10,502
Noncontrolling interests	1,005	963
Total equity	22,435	11,465
Total liabilities and equity	$40,763	$20,715

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss) attributable to Newmont stockholders	$2,178	$(145)	$2,240	$339
Net loss (income) attributable to Newmont stockholders from discontinued operations (1)	48	(16)	100	(56)
Net income (loss) attributable to Newmont stockholders from continuing operations	2,226	(161)	2,340	283
Gain on formation of Nevada Gold Mines (2)	(2,366)	—	(2,366)	—
Goldcorp transaction and integration costs (3)	26	—	185	—
Change in fair value of investments (4)	(19)	26	(75)	21
Reclamation and remediation charges, net (5)	17	—	49	8
Loss (gain) on asset and investment sales, net (6)	1	(1)	(30)	(100)
Nevada JV transaction and integration costs (7)	3	—	26	—
Restructuring and other, net (8)	10	1	15	13
Impairment of long-lived assets (9)	2	366	3	366
Impairment of investments (10)	1	—	2	—
Emigrant leach pad write-down (11)	—	29	—	29
Tax effect of adjustments (12)	439	(104)	426	(88)
Valuation allowance and other tax adjustments (13)	(48)	19	(15)	(28)
Adjusted net income (loss)	$292	$175	$560	$504

Net income (loss) per share, basic (14)	$2.66	$(0.27)	$3.16	$0.64
Net loss (income) attributable to Newmont stockholders from discontinued operations	0.06	(0.04)	0.14	(0.11)
Net income (loss) attributable to Newmont stockholders from continuing operations	2.72	(0.31)	3.30	0.53
Gain on formation of Nevada Gold Mines	(2.88)	—	(3.34)	—
Goldcorp transaction and integration costs	0.03	—	0.26	—
Change in fair value of investments	(0.02)	0.05	(0.10)	0.04
Reclamation and remediation charges, net	0.02	—	0.07	0.01
Loss (gain) on asset and investment sales, net	—	(0.01)	(0.04)	(0.19)
Nevada JV transaction and integration costs	—	—	0.05	—
Restructuring and other, net	0.01	—	0.03	0.02
Impairment of long-lived assets	—	0.69	—	0.69
Impairment of investments	—	—	—	—
Emigrant leach pad write-down	—	0.05	—	0.05
Tax effect of adjustments	0.54	(0.18)	0.60	(0.15)
Valuation allowance and other tax adjustments	(0.06)	0.04	(0.04)	(0.05)
Adjusted net income (loss) per share, basic	$0.36	$0.33	$0.79	$0.95

Net income (loss) per share, diluted (14)	$2.65	$(0.27)	$3.16	$0.63
Net loss (income) attributable to Newmont stockholders from discontinued operations	0.06	(0.04)	0.14	(0.10)
Net income (loss) attributable to Newmont stockholders from continuing operations	2.71	(0.31)	3.30	0.53
Gain on formation of Nevada Gold Mines	(2.88)	—	(3.34)	—
Goldcorp transaction and integration costs	0.03	—	0.26	—
Change in fair value of investments	(0.02)	0.05	(0.10)	0.04
Reclamation and remediation charges, net	0.02	—	0.07	0.01
Loss (gain) on asset and investment sales, net	—	(0.01)	(0.04)	(0.19)
Nevada JV transaction and integration costs	—	—	0.05	—
Restructuring and other, net	0.01	—	0.03	0.02
Impairment of long-lived assets	—	0.69	—	0.68
Impairment of investments	—	—	—	—
Emigrant leach pad write-down	—	0.05	—	0.05
Tax effect of adjustments	0.54	(0.18)	0.60	(0.16)
Valuation allowance and other tax adjustments	(0.05)	0.04	(0.04)	(0.04)
Adjusted net income (loss) per share, diluted	$0.36	0.33	$0.79	$0.94

Weighted average common shares (millions):
Basic	820	533	708	533
Diluted (15)	822	535	709	535
(1)

Net loss (income) attributable to Newmont stockholders from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $-, $6, $- and $15, respectively, and (ii) adjustments to our Batu Hijau Contingent Consideration, presented net of tax expense (benefit) of $-, $(1), $- and $- respectively. For additional information regarding our discontinued operations, see Note 13 to our Condensed Consolidated Financial Statements.

(2)

Gain on formation of Nevada Gold Mines represents the difference between the fair value of our 38.5% interest in NGM and the carrying value of the Nevada mining operations contributed. For additional information regarding NGM, see Note 4 to our Condensed Consolidated Financial Statements.

(3)	Goldcorp transaction and integration costs, included in Other expense, net, represents costs incurred related to the Newmont Goldcorp transaction during 2019.
(4)

Change in fair value of marketable equity securities, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments in Continental Gold Inc. For additional information regarding our investment in Continental, see Note 18 to our Condensed Consolidated Financial Statements.

(5)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations. The 2019 charges include adjustments related to a review of the project cost estimates at the Dawn remediation site, as well as increased water management costs at the Con Mine.

(6)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain on the sale of exploration property in North America in 2019 and a gain from the exchange of certain royalty interests for cash consideration and an equity ownership and warrants in Maverix in 2018. Amounts are presented net of income (loss) attributable to noncontrolling interests of $-, $-, $2 and $-, respectively.

(7)	Nevada JV transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Nevada JV Agreement, including hostile defense fees, during 2019.
(8)

Restructuring and other, net included in Other expense, net, primarily represents certain costs associated with severance and employee-related benefits, and legal and other settlements of $2, $1, $7, $16. Restructuring and other, net included in Other income, net, primarily represents pension curtailments of $8, $-, $8, $-Amounts are presented net of income (loss) attributable to noncontrolling interests of $-, $-, $- and $(3), respectively.

(9)

Impairment of long-lived assets, included in Impairment of long-lived assets, represents non-cash write-downs of long-lived assets. The 2018 impairments relate to long-lived assets in North America in the third quarter of 2018. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(1), $-, $(1) and $-, respectively.

(10)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments of other investments.
(11)

The Emigrant leach pad write-down, included in Costs applicable to sales and Depreciation and amortization, represents a write-down to reduce the carrying value of the leach pad to net realizable value at Emigrant due to a change in mine plan resulting in a significant decrease in mine life in the third quarter of 2018.

(12)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (11), as described above, and are calculated using the applicable regional tax rate.

(13)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment in the three and nine months ended September 30, 2019 is due to increases or (decreases) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $87 and $111 respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(147) and $(150), respectively, additions to the reserve for uncertain tax positions of $7 and $21, respectively and other tax adjustments of $8 and $5, respectively. The adjustment in the three and nine months ended September 30, 2018 is due to increases to net operating losses, tax credit carryovers and other deferred tax assets of $13 and $32, respectively, and other tax adjustments of $5 and $4 respectively. The adjustment in the nine months ended September 30, 2018 is also due to a second quarter reduction to the provisional expense for the Tax Cuts and Jobs Act of $(45), a second quarter release of valuation allowance on capital losses of $(15). Amounts are presented net of income (loss) attributable to noncontrolling interests of $(3), $1, $(2) and $(4), respectively.

(14)	Per share measures may not recalculate due to rounding.
(15)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss) attributable to Newmont stockholders	$2,178	$(145)	$2,240	$339
Net income (loss) attributable to noncontrolling interests	26	21	83	26
Net loss (income) from discontinued operations (1)	48	(16)	100	(56)
Equity loss (income) of affiliates	(32)	9	(53)	25
Income and mining tax expense (benefit)	558	3	703	126
Depreciation and amortization	548	299	1,347	879
Interest expense, net	77	51	217	153
EBITDA	$3,403	$222	$4,637	$1,492
Adjustments:
Gain on formation of Nevada Gold Mines (2)	$(2,366)	$—	$(2,366)	$—
Goldcorp transaction and integration costs (3)	26	—	185	—
Change in fair value of investments (4)	(19)	26	(75)	21
Reclamation and remediation charges (5)	17	—	49	8
Loss (gain) on asset and investment sales (6)	1	(1)	(32)	(100)
Nevada JV transaction and integration costs (7)	3	—	26	—
Restructuring and other (8)	10	1	15	16
Impairment of long-lived assets (9)	3	366	4	366
Impairment of investments (10)	1	—	2	—
Emigrant leach pad write-down (11)	—	22	—	22
Adjusted EBITDA	$1,079	$636	$2,445	$1,825
(1)

Net loss (income) from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $-, $6, $- and $15, respectively, and (ii) adjustments to our Batu Hijau Contingent Consideration, presented net of tax expense (benefit) of $-, $(1), $-, and $-, respectively. For additional information regarding our discontinued operations, see Note 13 to our Condensed Consolidated Financial Statements.

(2)

Gain on formation of Nevada Gold Mines represents the difference between the fair value of our 38.5% interest in NGM and the carrying value of the Nevada mining operations contributed. For additional information regarding NGM, see Note 4 to our Condensed Consolidated Financial Statements.

(3)	Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction during 2019.
(4)

Change in fair value of marketable equity securities, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments in Continental Gold Inc. For additional information regarding our investment in Continental, see Note 20 to our Condensed Consolidated Financial Statements.

(5)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations. The 2019 charges include adjustments related to a review of the project cost estimates at the Dawn remediation site, as well as increased water management costs at the Con Mine.

(6)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain on the sale of exploration land in 2019 and a gain from the exchange of certain royalty interests for cash consideration and an equity ownership and warrants in Maverix in 2018.

(7)	Nevada JV transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Nevada JV Agreement, including hostile defense fees, during 2019.
(8)

Restructuring and other, net included in Other expense, net, primarily represents certain costs associated with severance and employee-related benefits, and legal and other settlements of $2, $1, $7, $16. Restructuring and other, net included in Other income, net, primarily represents pension curtailments of $8, $-, $8, $-.

(9)

Impairment of long-lived assets, included in Impairment of long-lived assets, represents non-cash write-downs of long-lived assets. The 2018 impairments relate to long-lived assets in North America in the third quarter of 2018.

(10)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments of other investments.
(11)

The Emigrant leach pad write-down, included in Costs applicable to sales, represents a write-down to reduce the carrying value of the leach pad to net realizable value at Emigrant due to a change in mine plan resulting in a significant decrease in mine life in the third quarter of 2018.

The Company uses NGM EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in Nevada Gold Mines (NGM). NGM EBITDA does not represent, and should not be considered an alternative to, Income (loss) before income and mining tax and other items, as defined by GAAP, and does not necessarily indicate whether cash distributions from NGM will be consistent with NGM EBITDA. Although the Company has the ability to exert significant influence and proportionally consolidates its 38.5% interest in NGM, it does not have direct control over the operations or resulting revenues and expenses of its investment in NGM. The Company believes that NGM EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in NGM, in the same manner as management and the Board of Directors. Income (loss) before income and mining tax and other items is reconciled to NGM EBITDA as follows:

Three Months Ended
September 30, 2019
Income (Loss) before Income and Mining Tax and other items, NGM (1)	$85
Depreciation and amortization (1)	149
NGM EBITDA	$234

(1) See Note 5 to the Condensed Consolidated Financial Statements.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$791	$425	$1,661	$1,087
Less: Net cash used in (provided by) operating activities of discontinued operations	2	3	7	8
Net cash provided by (used in) operating activities of continuing operations	793	428	1,668	1,095
Less: Additions to property, plant and mine development	(428)	(274)	(1,033)	(763)
Free Cash Flow	$365	$154	$635	$332

Net cash provided by (used in) investing activities (1)	$(438)	$(367)	$(817)	$(884)
Net cash provided by (used in) financing activities	$530	$(115)	$(1,506)	$(346)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/gold equivalent ounce

Costs applicable to sales per ounce/gold equivalent ounce are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/gold equivalent ounce statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures

Costs applicable to sales per ounce

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Costs applicable to sales (1)(2)	$1,232	$952	$3,412	$2,853
Gold sold (thousand ounces)	1,682	1,378	4,656	3,914
Costs applicable to sales per ounce (3)	$733	$691	$733	$729
(1)

Includes by-product credits of $31 and $60 during the three and nine months ended September 30, 2019, respectively, and $10 and $41 during the three and nine months ended September 30, 2018, respectively.

(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold equivalent ounce

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Costs applicable to sales (1)(2)	$160	$43	$324	$136
Gold equivalent ounces - other metals (thousand ounces) (3)	213	60	357	177
Costs applicable to sales per ounce (4)	$747	$713	$908	$768
(1)	Includes by-product credits of $- and $2 during the three and nine months ended September 30, 2019, respectively, and $1 and $3 during the three and nine months ended September 30, 2018, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($15/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2019 and Gold ($1,250/oz.) and Copper ($2.70/lb.) pricing for 2018.

(4)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per ounce for Nevada Gold Mines (NGM)

Three Months Ended
September 30,
2019
Costs applicable to sales, NGM (1)(2)	$235
Gold sold (thousand ounces), NGM	334
Costs applicable to sales per ounce, NGM (3)	$701
(1)	See Note 5 to the Condensed Consolidated Financial Statements.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has developed a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as Costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of other metals at our Peñasquito, Boddington, and Phoenix mines. The other metals CAS at those mine sites is disclosed in Note 5 to the Condensed Consolidated Financial Statements. The allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines is based upon the relative sales value of gold and other metals produced during the period.

Reclamation costs. Includes accretion expense related to Reclamation liabilities and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the Reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Condensed Consolidated Statements of Operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Sustaining capital and finance lease payments. We determined sustaining capital and finance lease payments as those capital expenditures and finance lease payments that are necessary to maintain current production and execute the current mine plan. Sustaining finance lease payments are included beginning in 2019 in connection with the adoption of ASC 842. Refer to Note 2 in the Condensed Consolidated Financial Statements for further details. We determined development (i.e. non-sustaining) capital expenditures and finance lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation. The classification of sustaining and development capital projects and finance leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and finance lease payments are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

			Advanced
			Projects,
			Research and			Treatment	Sustaining			All-In
	Costs		Development	General	Other	and	Capital and	All-In		Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Lease Related	Sustaining	Ounces (000)	Costs per
September 30, 2019	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Costs (7)(8)	Costs	Sold	oz. (9)
Gold
CC&V	$65	$—	$2	$—	$—	$—	$13	$80	73	$1,087
Red Lake	45	2	2	—	—	—	8	57	31	1,872
Musselwhite	8	1	2	—	—	—	10	21	—	—
Porcupine	62	1	—	—	—	—	8	71	84	843
Éléonore	69	—	—	—	—	—	9	78	83	932
Peñasquito	39	1	—	—	—	1	18	59	35	1,681
Other North America	—	—	—	23	1	—	1	25	—	—
North America	288	5	6	23	1	1	67	391	306	1,276

Yanacocha	107	13	4	1	—	—	6	131	149	881
Merian	78	1	2	—	—	—	16	97	127	761
Cerro Negro	78	—	11	—	—	—	12	101	118	860
Other South America	—	—	—	2	—	—	—	2	—	—
South America	263	14	17	3	—	—	34	331	394	841

Boddington	146	3	1	—	—	3	19	172	178	958
Tanami	64	—	2	—	—	—	18	84	112	758
Kalgoorlie	60	2	2	—	—	—	5	69	61	1,141
Other Australia	—	—	3	2	—	—	2	7	—	—
Australia	270	5	8	2	—	3	44	332	351	944

Ahafo	98	1	5	—	—	—	23	127	157	811
Akyem	51	8	—	—	—	—	5	64	107	612
Other Africa	—	—	—	3	1	—	—	4	—	—
Africa	149	9	5	3	1	—	28	195	264	741

Nevada Gold Mines	235	10	5	3	2	2	50	307	334	920
Carlin	8	—	—	—	—	—	—	8	11	854
Phoenix	15	—	—	—	—	2	—	17	13	1,187
Twin Creeks	3	—	—	—	—	—	—	3	8	340
Long Canyon	1	—	—	—	—	—	—	1	1	692
Other Nevada	—	—	—	—	—	—	—	—	—	—
Nevada	262	10	5	3	2	4	50	336	367	915

Corporate and Other	—	—	18	50	—	—	8	76	—	—
Total Gold	$1,232	$43	$59	$84	$4	$8	$231	$1,661	1,682	$987

Gold equivalent ounces - other metals (10)
Peñasquito	$132	$3	$1	$—	$—	$32	$45	$213	173	$1,226
Boddington	28	—	—	—	—	2	3	33	37	907
Phoenix	—	—	—	—	—	—	—	—	3	—
Total Gold Equivalent Ounces	$160	$3	$1	$—	$—	$34	$48	$246	213	$1,155

Consolidated	$1,392	$46	$60	$84	$4	$42	$279	$1,907
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $31 and excludes co-product revenues of $230.
(3)	Includes stockpile and leach pad inventory adjustments of $1 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $25 and $21, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $14 and $23, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $1 at Musselwhite, $4 at Porcupine, $2 at Éléonore, $1 at Peñasquito, $2 at Other North America, $2 at Yanacocha, $1 at Merian, $4 at Cerro Negro, $9 at Other South America, $6 at Other Australia, $3 at Ahafo, $4 at Akyem, $1 at Other Africa, $8 at NGM and $23 at Corporate and Other, totaling $71 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net is adjusted for Newmont Goldcorp transaction and integration costs of $26, Nevada JV transaction implementation costs of $3, and restructuring and other costs of $2.
(7)

Includes sustaining capital expenditures of $98 for North America, $34 for South America, $44 for Australia, $27 for Africa, $50 for Nevada and $8 for Corporate and Other, totaling $261 and excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $167. The following are major development projects: Borden, Musselwhite Materials Handling, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Ahafo North, Ahafo Mill Expansion and Turquoise Ridge 3rd shaft.

(8)	Includes finance lease payments for sustaining projects of $18 and excludes finance lease payments for development projects of $3.
(9)	Per ounce measures may not recalculate due to rounding.
(10)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($15/oz.), Lead ($0.90/lb.), and Zinc ($1.05/lb.) pricing.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In		Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	Ounces (000)	Costs per
September 30, 2018	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	Sold	oz. (8)
Gold
CC&V	$68	$—	$3	$1	$—	$—	$6	$78	82	$927
Other North America	—	—	—	—	—	—	—	—	—	—
North America	68	—	3	1	—	—	6	78	82	927

Yanacocha	116	15	2	1	—	—	14	148	156	945
Merian	67	—	1	1	3	—	12	84	131	631
Other South America	—	—	—	2	—	—	—	2	—	—
South America	183	15	3	4	3	—	26	234	287	822

Boddington	146	2	—	—	—	6	12	166	198	838
Tanami	71	1	1	—	—	—	16	89	122	736
Kalgoorlie	56	1	1	—	—	—	4	62	77	804
Other Australia	—	—	3	1	—	—	1	5	—	—
Australia	273	4	5	1	—	6	33	322	397	811

Ahafo	62	1	1	—	1	—	14	79	102	770
Akyem	44	5	—	1	—	—	11	61	107	574
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	106	6	1	3	1	—	25	142	209	679

Carlin	183	1	5	2	—	—	46	237	229	1,035
Phoenix	39	5	1	—	—	1	5	51	39	1,306
Twin Creeks	57	1	4	—	—	—	11	73	92	787
Long Canyon	21	—	—	—	—	—	4	25	43	577
Other Nevada	—	—	1	—	—	—	3	4	—	—
Nevada	300	7	11	2	—	1	69	390	403	969

Corporate and Other	—	—	16	48	—	—	2	66	—	—
Total Gold	$930	$32	$39	$59	$4	$7	$161	$1,232	1,378	$895

Gold equivalent ounces - other metals (9)
Boddington	$33	$—	$—	$—	$—	$4	$2	$39	47	$803
Phoenix	10	—	—	—	—	—	4	14	13	1,114
Total Gold Equivalent Ounces	$43	$—	$—	$—	$—	$4	$6	$53	60	$867

Consolidated	$973	$32	$39	$59	$4	$11	$167	$1,285
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $11 and excludes co-product revenues of $70.
(3)

Includes stockpile and leach pad inventory adjustments of $5 at CC&V, $10 at Yanacocha, $18 at Carlin, and $4 at Twin Creeks. Total stockpile and leach pad inventory adjustments at Carlin of $40 were adjusted above by $22 related to the write-down at Emigrant due to a change in mine plan, resulting in a significant decrease in mine life in the third quarter of 2018.

(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $17 and $15, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $11 and $3, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $1 at CC&V, $8 at Yanacocha, $1 at Merian, $9 at Other South America, $1 at Tanami, $1 at Kalgoorlie, $1 at Other Australia, $3 at Ahafo, $4 at Akyem, $1 at Other Africa, $3 at Carlin, $7 at Long Canyon, $5 at Other Nevada, and $1 at Corporate and Other, totaling $46 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net is adjusted for restructuring and other costs of $1.
(7)

Excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $107. The following are major development projects: Quecher Main, Tanami Expansion 2, Ahafo North, Subika Underground, Ahafo Mill Expansion and Twin Creeks Underground.

(8)	Per ounce measures may not recalculate due to rounding.
(9)	Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,250/oz.) and Copper ($2.70/lb.) pricing.

			Advanced
			Projects,
			Research and			Treatment	Sustaining			All-In
	Costs		Development	General	Other	and	Capital and	All-In		Sustaining
Nine Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Finance Lease	Sustaining	Ounces (000)	Costs per
September 30, 2019	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Payments (7)(8)	Costs	Sold	oz. (9)
Gold
CC&V	$208	$3	$6	$1	$2	$—	$28	$248	230	$1,076
Red Lake	88	2	5	—	—	—	22	117	68	1,734
Musselwhite	20	1	5	—	—	—	14	40	6	7,131
Porcupine	125	2	2	—	—	—	18	147	143	1,027
Éléonore	144	—	2	—	—	1	21	168	167	1,002
Peñasquito	66	1	—	—	—	1	25	93	54	1,714
Other North America	—	—	1	43	1	—	4	49	—	—
North America	651	9	21	44	3	2	132	862	668	1,290

Yanacocha	300	43	7	1	7	—	20	378	422	895
Merian	220	3	4	1	—	—	39	267	397	672
Cerro Negro	141	1	13	—	1	—	25	181	218	833
Other South America	—	—	—	7	—	—	—	7	—	—
South America	661	47	24	9	8	—	84	833	1,037	803

Boddington	431	9	1	—	—	10	45	496	522	949
Tanami	198	2	5	—	—	—	56	261	361	725
Kalgoorlie	160	3	2	—	—	—	20	185	170	1,090
Other Australia	—	—	4	7	1	—	5	17	—	—
Australia	789	14	12	7	1	10	126	959	1,053	911

Ahafo	281	3	14	—	1	—	71	370	451	820
Akyem	172	25	3	—	1	—	20	221	321	691
Other Africa	—	—	—	7	1	—	—	8	—	—
Africa	453	28	17	7	3	—	91	599	772	776

Nevada Gold Mines	235	10	5	3	2	2	50	307	334	920
Carlin	358	3	9	3	1	—	64	438	408	1,076
Phoenix	116	3	—	1	—	7	10	137	118	1,149
Twin Creeks	113	1	3	1	—	—	23	141	170	830
Long Canyon	36	1	—	1	—	—	7	45	96	466
Other Nevada	—	—	5	—	—	—	4	9	—	—
Nevada	858	18	22	9	3	9	158	1,077	1,126	956

Corporate and Other	—	—	46	148	3	—	9	206	—	—
Total Gold	$3,412	$116	$142	$224	$21	$21	$600	$4,536	4,656	$974

Gold equivalent ounces - other metals (10)
Peñasquito	$209	$3	$2	$—	$—	$34	$65	$313	213	$1,471
Boddington	87	2	—	—	—	6	8	103	106	966
Phoenix	28	2	—	—	—	1	3	34	38	894
Total Gold Equivalent Ounces	$324	$7	$2	$—	$—	$41	$76	$450	357	$1,259

Consolidated	$3,736	$123	$144	$224	$21	$62	$676	$4,986
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $62 and excludes co-product revenues of $397.
(3)	Includes stockpile and leach pad inventory adjustments of $10 at CC&V, $10 at Yanacocha, $19 at Boddington, $20 at Akyem, $1 at NGM, $33 at Carlin and $2 at Twin Creeks.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $63 and $60, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $39 and $63, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $3 at CC&V, $1 at Musselwhite, $4 at Porcupine, $2 at Éléonore, $1 at Peñasquito, $2 at Other North America, $9 at Yanacocha, $2 at Merian, $6 at Cerro Negro, $29 at Other South America, $3 at Tanami, $2 at Kalgoorlie, $12 at Other Australia, $10 at Ahafo, $9 at Akyem, $4 at Other Africa, $8 at NGM, $6 at Carlin, $1 at Phoenix, $2 at Twin Creeks, $12 at Long Canyon, $2 at Other Nevada, and $26 at Corporate and Other, totaling $156 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net is adjusted for Newmont Goldcorp transaction and integration costs of $185, Nevada JV transaction implementation costs of $26, restructuring and other costs of $7.
(7)

Includes sustaining capital expenditures of $172 for North America, $84 for South America, $125 for Australia, $88 for Africa, $160 for Nevada, and $9 for Corporate and Other, totaling $638 and excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $395. The following are major development projects: Borden, Musselwhite Materials Handling, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Ahafo North, Subika Underground, Ahafo Mill Expansion, and Turquoise Ridge 3rd shaft.

(8)	Includes finance lease payments for sustaining projects of $38 and excludes finance lease payments for development projects of $22.
(9)	Per ounce measures may not recalculate due to rounding.
(10)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($15/oz.), Lead ($0.90/lb.), and Zinc ($1.05/lb.) pricing.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In		Sustaining
Nine Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	Ounces (000)	Costs per
September 30, 2018	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	Sold	oz. (8)
Gold
CC&V	$149	$3	$4	$2	$1	$—	$24	$183	211	$863
Other North America	—	—	—	—	—	—	—	—	—	—
North America	149	3	4	2	1	—	24	183	211	863

Yanacocha	322	34	3	1	3	—	25	388	376	1,032
Merian	195	1	3	1	3	—	39	242	358	678
Other South America	—	—	—	8	1	—	—	9	—	—
South America	517	35	6	10	7	—	64	639	734	870

Boddington	404	8	—	—	—	16	32	460	535	860
Tanami	221	2	10	—	1	—	45	279	351	801
Kalgoorlie	178	3	3	—	—	—	17	201	258	777
Other Australia	—	2	5	6	(3)	—	2	12	—	—
Australia	803	15	18	6	(2)	16	96	952	1,144	832

Ahafo	242	3	3	1	2	—	27	278	307	906
Akyem	173	17	1	1	1	—	31	224	313	715
Other Africa	—	—	—	5	—	—	—	5	—	—
Africa	415	20	4	7	3	—	58	507	620	818

Carlin	560	6	14	5	—	—	118	703	645	1,089
Phoenix	145	6	3	1	—	5	19	179	169	1,058
Twin Creeks	187	2	7	1	1	—	22	220	261	841
Long Canyon	55	1	—	—	—	—	9	65	130	499
Other Nevada	—	—	7	1	2	—	7	17	—	—
Nevada	947	15	31	8	3	5	175	1,184	1,205	982

Corporate and Other	—	—	44	148	1	—	8	201	—	—
Total Gold	$2,831	$88	$107	$181	$13	$21	$425	$3,666	3,914	$937

Gold equivalent ounces - other metals (9)
Boddington	$96	$1	$—	$—	$—	$9	$8	$114	131	$865
Phoenix	40	1	—	—	—	1	8	50	46	1,095
Total Gold Equivalent Ounces	$136	$2	$—	$—	$—	$10	$16	$164	177	$924

Consolidated	$2,967	$90	$107	$181	$13	$31	$441	$3,830

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $44 and excludes co-product revenues of $229.
(3)

Includes stockpile and leach pad inventory adjustments of $5 at CC&V, $29 at Yanacocha, $33 at Ahafo, $28 at Akyem, $64 at Carlin, and $30 at Twin Creeks. Total stockpile and leach pad inventory adjustments at Carlin of $86 were adjusted above by $22 related to the write-down at Emigrant due to a change in mine plan, resulting in a significant decrease in mine life in the third quarter of 2018.

(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $47 and $43, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $32 and $17, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $3 at CC&V, $29 at Yanacocha, $8 at Merian, $24 at Other South America, $2 at Tanami, $5 at Kalgoorlie, $3 at Other Australia, $9 at Ahafo, $10 at Akyem, $3 at Other Africa, $9 at Carlin, $2 at Twin Creeks, $19 at Long Canyon, $12 at Other Nevada and $4 at Corporate and Other, totaling $142 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net is adjusted for restructuring and other costs of $16.
(7)

Excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $322. The following are major development projects: Quecher Main, the Merian crusher, Tanami Expansion 2, Ahafo North, Subika Underground, Ahafo Mill Expansion, and Twin Creeks Underground.

(8)	Per ounce measures may not recalculate due to rounding.
(9)	Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,250/oz.) and Copper ($2.70/lb.) pricing.

A reconciliation of the 2019 Gold AISC outlook to the 2019 Gold CAS outlook, 2019 Co-product AISC outlook to the 2019 Co-product CAS outlook are provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2019 Proforma Outlook - Gold [7,8]	Outlook Estimate [10]
(in millions, except ounces and per ounce)

Cost Applicable to Sales [1,2]	4,650
Reclamation Costs [3]	150
Advance Project and Exploration [4]	180
General and Administrative [5]	315
Other Expense	30
Treatment and Refining Costs	25
Sustaining Capital	865
Sustaining Finance Lease Payments [6]	25
All-in Sustaining Costs	6,250
Ounces (000) Sold [9]	6,450
All-in Sustaining Costs per Oz	$965
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(5)	Includes stock based compensation
(6)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(7)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2019 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(8)	All values are presented on a consolidated basis for combined Newmont Goldcorp.
(9)	Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo
(10)	Estimates include the impact of the Newmont Goldcorp transaction and the impact of the Nevada Gold Mines joint venture.

2019 Proforma Outlook - Co-Product [7,8]	Outlook Estimate [10]
(in millions, except GEO and per GEO)

Cost Applicable to Sales [1,2]	480
Reclamation Costs [3]	10
Advance Project and Exploration [4]	5
General and Administrative [5]	—
Other Expense	—
Treatment and Refining Costs	65
Sustaining Capital	115
Sustaining Finance Lease Payments [6]	15
All-in Sustaining Costs	690
Co-Product GEO (000) Sold [9]	580
All-in Sustaining Costs per Co Product GEO	$1,190
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(5)	Includes stock based compensation
(6)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(7)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2019 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(8)	All values are presented on a consolidated basis for combined Newmont Goldcorp.
(9)	Co-Product GEO are all non gold co-products (Peñasquito silver, zinc, lead, Boddington copper, and January-June 2019 Phoenix copper).
(10)	Estimates include the impact of the Newmont Goldcorp transaction and the impact of the Nevada Gold Mines joint venture.

Net debt to Pro forma Adjusted EBITDA ratio

Management uses net debt to Pro forma Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Pro forma Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Pro forma Adjusted EBITDA. Net debt to Pro forma Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Pro forma Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Pro forma Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Pro forma Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Pro forma Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Pro forma Adjusted EBITDA as follows:

	Three months ended	Three months ended	Three months ended	Three months ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018

Net income (loss) attributable to Newmont stockholders	$2,178	$(25)	$87	$2
Net income (loss) attributable to noncontrolling interests	26	25	32	13
Net loss (income) from discontinued operations	48	26	26	(5)
Equity loss (income) of affiliates	(32)	(26)	5	8
Income and mining tax expense (benefit)	558	20	125	260
Depreciation and amortization	548	487	312	336
Interest expense, net	77	82	58	54
EBITDA	3,403	589	645	668
EBITDA Adjustments:
Gain on formation of Nevada Gold Mines	(2,366)	—	—	—
Goldcorp transaction and integration costs	26	114	45	—
Change in fair value of investments	(19)	(35)	(21)	29
Loss (gain) on asset and investment sales	1	(32)	(1)	—
Reclamation and remediation charges	17	32	—	13
Nevada JV transaction and integration costs	3	11	12	—
Impairment of long-lived assets	3	—	1	3
Restructuring and other	10	—	5	4
Impairment of investments	1	—	1	42
Emigrant leach pad write-down	—	—	—	—
Adjusted EBITDA	1,079	679	687	759

Pro forma adjustments to EBITDA:
Goldcorp adjusted EBITDA (prior to acquisition) (1)	—	(66)	148	215
Total pro forma adjusted EBITDA	$1,079	$613	$835	$974
12 month trailing Adjusted EBITDA	$3,501

Total Gross Debt	$7,462
Less: Cash and cash equivalents	(2,712)
Total net debt	$4,750

Net debt to pro forma adjusted EBITDA	1.4

(1) Represents Goldcorp's pre-acquisition Adjusted EBITDA on a U.S. GAAP basis from October 1, 2018 through to the acquisition date, April 18, 2019. This amount is added to our adjusted EBITDA to include a full twelve months of Goldcorp results on a pro forma basis for the twelve months ended September 30, 2019. The pro forma adjusted EBITDA was derived from Goldcorp's EBITDA from its historical unaudited financial statements for the three months ended September 30, 2018 and audited financial statements for twelve months ended December 31, 2018, as filed with the Securities and Exchange Commission, as well as Goldcorp management unaudited financial information for the three months ended March 31, 2019 and April 1, 2019 through to April 18, 2019, the acquisition date. These amounts were adjusted to remove the impairment of long-lived assets recognized by Goldcorp at December 31, 2018. Goldcorp's pre-acquisition Adjusted EBITDA has been added to our adjusted EBITDA for the purposes of Net debt to Pro forma Adjusted EBITDA ratio only.

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead, and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Consolidated gold sales, net	$2,483	$1,656	$6,376	$4,976
Consolidated copper sales, net	40	70	163	229
Consolidated silver sales, net	78	—	109	—
Consolidated lead sales, net	25	—	38	—
Consolidated zinc sales, net	87	—	87	—
Total sales	$2,713	$1,726	$6,773	$5,205

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Consolidated gold sales:
Gross before provisional pricing	$2,485	$1,668	$6,384	$5,007
Provisional pricing mark-to-market	6	(5)	13	(10)
Gross after provisional pricing	2,491	1,663	6,397	4,997
Treatment and refining charges	(8)	(7)	(21)	(21)
Net	$2,483	$1,656	$6,376	$4,976
Consolidated gold ounces sold (thousands)	1,682	1,378	4,656	3,914
Average realized gold price (per ounce)(1):
Gross before provisional pricing	$1,477	$1,210	$1,371	$1,279
Provisional pricing mark-to-market	4	(4)	3	(3)
Gross after provisional pricing	1,481	1,206	1,374	1,276
Treatment and refining charges	(5)	(5)	(4)	(5)
Net	$1,476	$1,201	$1,370	$1,271

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Consolidated copper sales:
Gross before provisional pricing	$44	$78	$173	$246
Provisional pricing mark-to-market	(2)	(4)	(3)	(7)
Gross after provisional pricing	42	74	170	239
Treatment and refining charges	(2)	(4)	(7)	(10)
Net	$40	$70	$163	$229
Consolidated copper pounds sold (millions)	17	28	63	82
Average realized copper price (per pound)(1):
Gross before provisional pricing	$2.62	$2.77	$2.75	$3.00
Provisional pricing mark-to-market	(0.13)	(0.14)	(0.05)	(0.08)
Gross after provisional pricing	2.49	2.63	2.70	2.92
Treatment and refining charges	(0.12)	(0.13)	(0.11)	(0.13)
Net	$2.37	$2.50	$2.59	$2.79

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Consolidated silver sales:
Gross before provisional pricing and silver streaming impact	$70	$—	$96	$—
Silver streaming amortization	11	—	16	—
Provisional pricing mark-to-market	—	—	—	—
Gross after provisional pricing and silver streaming impact	81	—	112	—
Treatment and refining charges	(3)	—	(3)	—
Net	$78	$—	$109	$—
Consolidated silver ounces sold (thousands)	4,552	—	6,719	—
Average realized silver price (per ounce)(1):
Gross before provisional pricing and silver streaming impact	$15.25	$—	$14.35	$—
Silver streaming amortization	2.41	—	2.39	—
Provisional pricing mark-to-market	—	—	—	—
Gross after provisional pricing and silver streaming impact	17.66	—	16.74	—
Treatment and refining charges	(0.48)	—	(0.51)	—
Net	$17.18	$—	$16.23	$—

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Consolidated lead sales:
Gross before provisional pricing	$29	$—	$44	$—
Provisional pricing mark-to-market	—	—	—	—
Gross after provisional pricing	29	—	44	—
Treatment and refining charges	(4)	—	(6)	—
Net	$25	$—	$38	$—
Consolidated lead pounds sold (thousands)	30	—	47	—
Average realized lead price (per pound)(1):
Gross before provisional pricing	$0.96	$—	$0.93	$—
Provisional pricing mark-to-market	—	—	—	—
Gross after provisional pricing	0.96	—	0.93	—
Treatment and refining charges	(0.12)	—	(0.12)	—
Net	$0.84	$—	$0.81	$—

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Consolidated zinc sales:
Gross before provisional pricing	$112	$—	$112	$—
Provisional pricing mark-to-market	—	—	—	—
Gross after provisional pricing	112	—	112	—
Treatment and refining charges	(25)	—	(25)	—
Net	$87	$—	$87	$—
Consolidated zinc pounds sold (thousands)	107	—	107	—
Average realized zinc price (per pound)(1):
Gross before provisional pricing	$1.04	$—	$1.04	$—
Provisional pricing mark-to-market	—	—	—	—
Gross after provisional pricing	1.04	—	1.04	—
Treatment and refining charges	(0.23)	—	(0.23)	—
Net	$0.81	$—	$0.81	$—

(1) Per ounce measures may not recalculate due to rounding.

Gold by-product metrics

Copper, sliver, lead, and zinc are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead, and zinc are co-products, or significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.

Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont Goldcorp’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead, and zinc production as a by-product, even when copper, silver, lead or zinc is a significant resource in primary ore-body. These metrics are calculated by subtracting copper, silver, lead, and zinc sales recognized from Sales and including these amounts as offsets to CAS.

Gold by-product Metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Consolidated gold sales, net	$2,483	$1,656	$6,376	$4,976
Consolidated other metal sales, net	230	70	397	229
Sales	$2,713	$1,726	$6,773	$5,205

Costs applicable to sales	$1,392	$995	$3,736	$2,989
Less: Consolidated other metal sales, net	(230)	(70)	(397)	(229)
By-Product costs applicable to sales	$1,162	$925	$3,339	$2,760
Gold sold (thousand ounces)	1,682	1,378	4,656	3,914
Total Gold CAS per ounce (by-product)	$691	$671	$717	$705

Total AISC	$1,907	$1,285	$4,986	$3,830
Less: Consolidated other metal sales, net	(230)	(70)	(397)	(229)
By-Product AISC	$1,677	$1,215	$4,589	$3,601
Gold sold (thousand ounces)	1,682	1,378	4,656	3,914
Total Gold AISC per ounce (by-product)	$997	$882	$986	$920

(1) Per ounce measures may not recalculate due to rounding.

Conference Call Information

A conference call will be held on Tuesday, November 5, 2019 at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details
Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont Goldcorp
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10135340

Webcast Details
Title: Newmont Goldcorp Q3 2019 Earnings Conference Call
URL: https://event.on24.com/wcc/r/2081824/9E09235073424C45464B12515D1A09CE

The third quarter 2019 results will be available before the market opens on Tuesday, November 5, 2019 on the “Investor Relations” section of the Company’s website, www.newmontgoldcorp.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont Goldcorp

Newmont Goldcorp is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont Goldcorp is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical proficiency. Newmont Goldcorp was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production, upside potential and indicative production profiles; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of project spend, budget estimates, sustaining capital and development capital; (iv) estimates of future cost reductions, full potential savings, value creation, synergies, run-rate, and other efficiencies; (v) expectations regarding the development, growth and exploration potential of the Company’s operations, projects and investments, including, without limitation, returns, IRR, schedule, decision dates, mine life, commercial start, first production, capital average production, average costs and upside potential; (vi) expectations regarding future portfolio optimization, investments or divestitures, including without limitation, of Red Lake; (vii) expectations regarding future dividends and returns to stockholders; (viii) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; (ix) estimates of future closure costs and liabilities; (x) expectations regarding the timing and/or likelihood of future borrowing, future debt repayment, financial flexibility and cash flow; and (xi) expectations regarding the future success of exploration, development of the project pipeline, on-going integration work and the Nevada joint venture. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. In addition, material risks that could cause actual results to differ from forward-looking statements include: (A) the inherent uncertainty associated with financial or other projections; (B) effective integration in connection with the business combination by which Newmont acquired Goldcorp Inc. (the “integration”), and the ability to achieve the anticipated synergies and value-creation contemplated by the integration; (C) the ability to achieve the anticipated synergies and value-creation contemplated by the Nevada joint venture transaction; (D) unanticipated difficulties or expenditures relating to the integration and Nevada joint venture; and (E) potential volatility in the price of the Company common stock due to the integration and the Nevada joint venture. For a more detailed discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30 2019 under the heading “Risk Factors”, available on the SEC website or www.newmontgoldcorp.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Contacts

Investor Contacts
Jessica Largent, 303.837.5484
jessica.largent@newmont.com

Media Contacts
Omar Jabara, 303.837.5114
omar.jabara@newmont.com